Exhibit 99.1

FleetCor Announces New $900 Million Credit Agreement

NORCROSS, GA., June 24, 2011 — FleetCor Technologies, Inc. (NYSE: FLT) today announced that it has entered into a new five year, $900 million credit facility. Bank of America is the administrative agent for the new agreement and joint lead arrangers are Merrill Lynch, J.P. Morgan and Wells Fargo.

“This new expanded credit agreement gives us additional capacity to pursue meaningful acquisitions; particularly in emerging markets,” said Ron Clarke, chairman and chief executive officer, FleetCor Technologies, Inc.

“This new multi currency credit agreement consists of a $300 million term loan, and a $600 million revolver; and its terms provide

FleetCor greater flexibility, while reducing administrative burdens which will allow us to focus on growth,” said Eric Dey, chief financial officer, FleetCor Technologies, Inc.

Proceeds were used to retire outstanding amounts under FleetCor’s existing credit facilities in the aggregate amount of approximately $329.6 million. Other anticipated uses of proceeds include for working capital purposes, acquisitions, and other general corporate purposes. FleetCor also amended its securitization facility which removed a compliance certification reporting requirement and certain financial covenant requirements.

About FleetCor

FleetCor, The Global Fleet Card Company, is a leading independent global provider of specialized payment products and services to businesses, commercial fleets, major oil companies, petroleum marketers and government entities. FleetCor’s payment programs enable businesses to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in 18 countries in North America, Europe, Africa and Asia. For more information, please visit www.fleetcor.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. Examples of forward-looking statements in this press release include statements relating to anticipated uses of proceeds from the credit facility, including acquisitions. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement, such as increased interest rates, difficulties satisfying debt obligations, dedication of cash flow to debt repayments, satisfying loan covenants, vulnerability to economic downturns, competitive disadvantages of leverage, increased risk from additional indebtedness, access to receivables securitization financing, rises in fuel prices requiring additional working capital financing, as well as risks and uncertainties identified under the caption “Risk Factors” in FleetCor’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 25, 2011. FleetCor believes these forward looking statements are reasonable; however, forward-looking statements are not a guarantee of performance, and undue reliance should not be placed on such statements. The forward-looking statements included in this press release are made only as of the date hereof, and FleetCor does not undertake, and specifically disclaims, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contact

Investor Relations

investor@fleetcor.com

770-729-2017